                                                                     EXHIBIT 4.9

PRIVATE AND CONFIDENTIAL


                                   ----------

                                  RULES OF THE

                         CIRCLE INTERNATIONAL GROUP INC

                              SHARESAVE SCHEME 2000

                                   ----------

                         IR REF: SR52432/IDA









                                Deloitte & Touche
                                   Hill House
                               1 Little New Street
                                     London
                                    EC4A 3TR


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
                                    CONTENTS

RULE                                                                     PAGE
1               Definitions                                                 1
2               Application for options                                     5
3               Scaling down                                                6
4               Grant of options                                            7
5               Number of shares in respect of
                which options may be granted                                8
6               Rights of exercise and lapse of options                     9
7               Takeover, reconstructions and
                amalgamation and liquidation                               11
8               Manner of exercise                                         13
9               Issue of transfer of shares                                13
10              Adjustments                                                14
11              Administration                                             14
12              Alterations                                                15
13              General                                                    16


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        RULES OF THE CIRCLE INTERNATIONAL GROUP INC SHARESAVE SCHEME 2000


1.   DEFINITIONS

     1.1 In this Scheme, the following words and expressions shall bear, unless the context otherwise requires, the meanings set out below:


     "APPROPRIATE PERIOD"     the meaning given by paragraph 15(2) of Schedule 9
                              to the Taxes Act;

     "ASSOCIATED COMPANY"     within the meaning of section 187(2) of
                              the Taxes Act;

     "THE BOARD"              the board of directors of the Company, or a
                              duly authorised committee appointed by the board to administer the Plan;


     "BONUS DATE"             the date on which the bonus becomes payable
                              under the Sharesave Contract made in connection with an Option being, in the case of a 3 year contract, the date of completion of 36 monthly contributions, in the case of a 5 year contract, the date of completion of 60 monthly contributions and, in the case of a 7 year contract, the second anniversary of the date of completion of 60 monthly contributions;

     "BUSINESS DAY"           any day on which the London (or New York as
                              appropriate) Stock Exchange is open for the transaction of business;

     "CLOSE COMPANY"          a close company as defined in section
                              414(1) of the Taxes Act as varied by Paragraph 8 of Schedule 9 to the Taxes Act;

     "THE COMPANY"            Circle International Group Inc a
                              corporation registered in Delaware, USA;

     "CONTROL"                within the meaning of section 840 of the Taxes
                              Act;

     "DATE OF GRANT"          the date on which the Option Committee
                              resolves to grant an Option;

     "DATE OF INVITATION"     the date on which the Option
                              Committee invites applications for Options;


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    "ELIGIBLE EMPLOYEE"    any individual who:

                           (a) (i) is a full time director who works at least 25 hours a week (excluding meal breaks) or is an employee of one or more Participating Companies; and

                               (ii)     has such qualifying period (if any)
                                        of continuous service (being a period
                                        commencing not earlier than two years
                                        prior to the Date of Grant) as the
                                        Option Committee may determine; and

                               (iii)    is subject to income tax under
                                        Case 1 of Schedule E as defined in the
                                        Taxes Act; or

                           (b) is a full time director who works at least 25
                               hours a week (excluding meal breaks) or an employee and is nominated by the Option Committee either individually or as a member of a category of such full time directors or employees;


    "EMPLOYEES' SHARE      the meaning given by s743 of the Companies Act 1985;
    SCHEMES"

    "EXERCISE PRICE"       the amount payable in relation to the exercise of an
                           Option, whether in whole or in part, being an amount equal to the relevant Option Price multiplied by the number of Shares in respect of which the Option is exercised;

    "MARKET VALUE"         in relation to a Share on any day:

                           i) where shares of the same class are not admitted to the Official List of the London or New York Stock Exchange, its market value as determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed in advance with the Shares Valuation Division of the Inland Revenue. For the avoidance of doubt, the market value of shares of the same class listed on the NASDAQ Stock Market shall be calculated in this way; and

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                          (ii)  where shares of the same class are so listed,
                                its middle market quotation (as derived from the Daily Official List of the London or New York Stock Exchange) for the immediately preceding Business Day or, if the Board so determines, the average of the middle market quotations over the 3 immediately preceding Business Days or such other price as agreed in advance with the Shares Valuation Division of the Inland Revenue.

"MATERIAL INTEREST"       the meaning given by section 187(3) of the Taxes Act;

"MAXIMUM CONTRIBUTION"    the lesser of:

                          (a) such maximum monthly contribution as may be permitted pursuant to paragraph 24 of Schedule 9 to the Taxes Act; or

                          (b) such maximum monthly contribution as may be determined from time to time by the Option Committee;

"MEMBER OF A CONSORTIUM"   the meaning given by section 187(7) of the Taxes Act;

"MONTHLY CONTRIBUTIONS"    monthly contributions agreed to be paid by a
                           Participant under the Sharesave Contract made in connection with his Option;

"OPTION" a right to acquire Shares under the Scheme which is either subsisting or (where the context so admits or requires) is proposed to be granted;

"OPTION COMMITTEE"         a Committee duly appointed by the Board which where
                           comprising directors shall only include directors who do not hold any executive office with the Company or any of its subsidiaries or who will not themselves participate in the Scheme;

"OPTION PRICE"             the price per Share, as determined by the Board, at
                           which an Eligible Employee may acquire Shares upon the exercise of an Option being not less than:

                           (a)  85 per cent of the Market Value of the Shares;
                                and

                           (b) if the Shares are to be subscribed, their nominal value,

                           but subject to any adjustment pursuant to Rule 10;

"PARTICIPANT"              an executive director or employee, or former director
                           or employee, to whom an Option has been granted or (where the context so admits or requires) the personal representatives of any such person;


"PARTICIPATING COMPANY"    (a)     the Company; and

                           (b) any other company which is under the Control of the Company, is a Subsidiary of the Company and is for the time being designated by the Board as a Participating Company;

"REPAYMENT"                in relation to a Sharesave Contract, the aggregate of
                           the Monthly Contributions which the Participant has made and any bonus due at the Bonus Date;

"SHARESAVE CONTRACT"       a contract under a certified contractual savings
                           scheme (within the meaning of section 326 of the Taxes Act) approved by the Inland Revenue for the purpose of Schedule 9 to the Taxes Act;

"THE SCHEME"               the Circle International Group Inc Sharesave
                           Scheme in its present form or as from time to time amended in accordance with its provisions;

"SHARE" a fully paid ordinary share in the capital of the Company which satisfies the conditions specified in paragraphs 10 to 14 (inclusive) of
                           Schedule 9 to the Taxes Act;

"SPECIFIED AGE"            60 years of age;

"SUBSIDIARY"               the meaning given by sections 736 and 736A of
                           the Companies Act 1985;

"TAXES ACT"                the Income and Corporation Taxes Act 1988.

1.2 In the Scheme where the context so admits or requires the singular includes the plural and the masculine includes the feminine and vice versa; references to any statutory provisions shall include any modification or re-enactment.

        1.3     Headings shall be ignored in construing these Rules.

 2.     APPLICATION FOR OPTIONS

        2.1 The Option Committee may invite applications for Options from Eligible Employees. Invitations shall only be made within 42 days commencing on any of the following:

                2.1.1 the day on which the Scheme is formally approved by the Inland Revenue;

                2.1.2 the day immediately following the day on which the Company makes an announcement of its results for the last preceding financial year, half year or other period;

                2.1.3 any day on which the Board resolves that exceptional circumstances exist which justify the making of invitations;

                2.1.4 any day on which changes to the legislation or regulations affecting sharesave schemes approved by the Inland Revenue are announced, effected or made;

                2.1.5 any day on which a new Sharesave Contract prospectus is announced or takes effect.

                If the grant of any Option is prevented by statute, order, regulation, or government directive, or by any code adopted by the Company based on the London Stock Exchange's model code for securities transactions by directors of listed companies, then the Option Committee may make invitations within the period of 42 days after the lifting of such restrictions.

        2.2 Any invitation to apply for Options shall be in writing and shall include details of:

                (a)     eligibility;

                (b) the Option Price or the mechanism by which the Option Price will be notified to Eligible Employees (which for the avoidance of doubt, may be different in respect of 3, 5 and/or 7 year Sharesave Contracts);

                (c)     the Maximum Contribution payable;

                (d) whether the Eligible Employees may elect for a 3, 5 or 7 year Sharesave Contract;

                (e) the date by which applications made pursuant to Rule 2.3 must be received (being neither earlier than 14 days nor later than 25 days after the Date of Invitation),

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                and the Option Committee may determine and include in the
                invitations details of the maximum number of Shares over which applications for Options are to be invited.

        2.3 Applications for Options must incorporate or be accompanied by a proposal for a Sharesave Contract. If application is made for more than 1 Option, each Option must incorporate or be accompanied by a proposal for a Sharesave Contract.

        2.4 An application for an Option shall be in writing in such form as the Option Committee may from time to time prescribe save that it shall provide for the applicant to state:


                (a) the Monthly Contributions (being a multiple of (pound)1 and not less than (pound)5) which he wishes to make under the Sharesave Contract to be made in connection with the Option for which application is made;

                (b) that his proposed Monthly Contributions (when taken together with any monthly contributions he makes under any other Sharesave Contract) will not exceed the Maximum Contribution;

                (c) if Eligible Employees may elect for a 3, 5 or 7 years Sharesave Contract, his election in that respect.

        2.5 Each application for an Option shall provide that, in the event of excess applications, each application shall be deemed to have been modified or withdrawn in accordance with the steps taken by the Option Committee to scale down applications pursuant to Rule 3.

        2.6 Proposals for a Sharesave Contract shall be limited to such building society or bank as the Option Committee may designate.

        2.7 Each application shall be deemed to be for an Option over the largest whole number of Shares which can be acquired at the Option Price with the Repayment under the Sharesave Contract entered into in connection with the Option.

        2.8 Eligible Employees may apply for more than one Option in response to any invitation. However, where an Eligible Employee applies for more than one Option, he shall be deemed for the purposes of Rule 3 to have applied for a single Option.

 3.     SCALING DOWN

        3.1 If valid applications are received for a total number of Shares in excess of any maximum number of Shares determined by the Option Committee pursuant to Rule 2.2, or any limitation under Rule 5, the Option Committee shall scale down applications by taking, at its absolute discretion, any of the following steps until the number of Shares available equals or exceeds such total number of Shares applied for:

          (a) by treating any elections for the maximum bonus (being that bonus receivable if savings are made under a 7 year contract) as elections for the standard bonus (being that bonus receivable if savings are made under a 5 year contract) and then, so far as necessary, by reducing the proposed Monthly Contributions pro-rata to the excess over such amount as the Board shall determine for this purpose being not less than (pound)5 and then, so far as necessary selecting by lot; or

          (b) by treating each election for a bonus as an election for no bonus and then, so far as necessary, by reducing the proposed Monthly Contributions pro rata to the excess over such amount as the Board shall determine for this purpose being not less than (pound)5 and then, so far as necessary, selecting by lot; or

          (c) by reducing the proposed Monthly Contributions pro rata to the excess over such amount as the Board shall determine for this purpose being not less than (pound)5 and then, so far as necessary, selecting by lot.

     3.2 If the number of Shares available is insufficient to enable an Option based on Monthly Contributions of (pound)5 a month to be granted to each Eligible Employee making a valid application, the Option Committee may, as an alternative to selecting by lot, determine in its absolute discretion that no Options shall be granted.

     3.3  If the Option Committee so determines, the provisions in Rule 3.1(a),
          (b) and (c) may be modified or applied in any manner as may be agreed in advance with the Inland Revenue.

     3.4 If in applying the scaling down provisions contained in this Rule 3, Options cannot be granted within the 30 day period referred to in Rule
          4.2 below, the Option Committee may extend that period by twelve days regardless of the expiry of the relevant period set out in Rule 2.1.

4.   GRANT OF OPTIONS

     4.1  No Option shall be granted to any person if:

          (a) at the Date of Grant that person shall have ceased to be an Eligible Employee; or

          (b) that person has, or has had at any time within the twelve month period preceding the Date of Grant, a Material Interest in the issued ordinary share capital of a Close Company which is the Company or a company which has Control of the Company or is a Member of a Consortium which owns the Company.

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     4.2  Within 30 days of the day (or the first day) by reference to which the
          Option Price was calculated if the shares are listed on the Official List of the London Stock Exchange or, if the Shares are not so listed, the date agreement is reached with the Inland Revenue as to the Market Value of a Share, the Option Committee may, subject to Rule 3 above, grant to each Eligible Employee who has submitted a valid application, an Option in respect of the number of Shares for which application has been deemed to be made under Rule 2.7. The grant of such Options should occur within the 42 day period in Rule 2.1.

     4.3 The Company shall issue to each Participant an option certificate in such form (not inconsistent with the provisions of the Scheme) as the Option Committee may from time to time prescribe. Each such certificate shall specify the Date of Grant of the Option, the class of Shares over which the Option is granted, the Option Price and the Bonus Date.

     4.4 Except as otherwise provided in these Rules, every Option shall be personal to the Participant to whom it is granted and shall not be transferable.

     4.5  No amount shall be paid in respect of the grant of an Option.

5.   NUMBER OF SHARES IN RESPECT OF WHICH OPTIONS MAY BE GRANTED

     5.1  INDIVIDUAL LIMITS

          No Eligible Employee shall be granted an Option to the extent it would at the proposed Date of Grant cause the aggregate amount of his contributions under all Sharesave Contracts to exceed the lesser of:

          5.1.1 a Monthly Contribution of (pound)250; and

          5.1.2 the maximum Monthly Contribution specified by the Board.

     5.2  SCHEME LIMITS

          5.2.1 The number of Shares which may be allocated under the Scheme on any day shall not, when added to the aggregate of the number of Shares which have been allocated in the previous 10 years under the Scheme and any other Employees' Share Scheme adopted by the Company, exceed such number as represents 10 per cent of the ordinary share capital of the Company in issue immediately prior to that day.

          5.2.2 In determining the above limits no account shall be taken of any Shares where the right to acquire such Shares was released or lapsed without being exercised or the right to acquire Shares was granted on or before the Company was admitted to the official list of the London Stock Exchange.

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          5.2.3 References in this Rule to the "allocation" of Shares mean, in the case of any share option scheme, the placing of unissued shares under option and, in relation to other types of Employees' Share Scheme, the issue and allotment of shares.

6.   RIGHTS OF EXERCISE AND LAPSE OF OPTIONS


     6.1 (a) Save as provided in Rules 6.2, 6.3, 6.4 and Rule 7, an Option shall not be exercised earlier than the Bonus Date under the Sharesave Contract entered into in connection with the Option.

          (b) Save as provided in Rule 6.2, an Option shall not be exercised later than six months after the Bonus Date under the Sharesave Contract entered into in connection with the Option.

          (c) Save as provided in Rules 6.2 and 6.3, an Option may only be exercised by a Participant whilst he is a director or employee of a Participating Company.

          (d) An Option may not be exercised by a Participant if he has, or has had at any time within the twelve month period preceding the date of exercise, a Material Interest in the issued ordinarily share capital of a Close Company which is the Company or a company which has Control of the Company or is a Member of a Consortium which owns the Company, nor may an Option be exercised by the personal representatives of a deceased Participant if the Participant had such a Material Interest at the date of his death.

          (e) An Option may be exercised in part only, however, if such partial exercise occurs the unexercised part shall lapse at the date of exercise.

     6.2 An Option may be exercised by the personal representatives of a deceased Participant to the extent of the Repayments due under the Sharesave Contract at the date of death:

          (a) within twelve months following the date of his death if such death occurs before the Bonus Date;

          (b) within twelve months following the Bonus Date in the event of his death within six months after the Bonus Date.

     6.3 An Option may, to the extent of the Repayment due under the Sharesave Contract at the date of cessation, be exercised by a Participant within six months following his ceasing to hold the office or employment by virtue of which he is eligible to participate in the Scheme by reason of:

          (a) injury, disability, redundancy within the meaning of the Employment Rights Act 1996 or retirement on reaching the Specified Age or any other age at which he is bound to retire in accordance with the terms of his contract of employment; or

          (b) his office or employment being in a company of which the Company ceases to have Control; or

          (c) the transfer of his contract of employment (which relates to a business or part of a business) to a person who is neither an Associated Company nor a company of which the Company has Control; or

          (d) retirement at any age at which he is entitled to retire in accordance with the terms of his contract of employment (other than at the Specified Age or any age at which he is bound to retire), early retirement with the agreement of the employer, or pregnancy, but in each case only if such cessation of office or employment is more than three years after the Date of Grant.

          For the purposes of the Scheme, a woman who leaves employment due to pregnancy will be regarded as having left the employment on the day on which she indicates that she does not intend to return to work. In the absence of such indication she will be regarded as having left employment on the last day on which she is entitled to return to work under the Employment Rights Act 1996 or if later, any other date specified in the terms of her employment.

     6.4 An Option may, to the extent of the Repayment due under the Sharesave Contract at the date of reaching the Specified Age, be exercised by a Participant within six months following the date he reaches the Specified Age if he continues after that date to hold the office or employment by virtue of which he is eligible to participate in the Scheme.

     6.5 No person shall be treated for the purposes of Rule 6.3 as ceasing to hold an office or employment by virtue of which that person is eligible to participate in the Scheme until that person ceases to hold any office or employment in the Company or any Associated Company or any company of which the company has Control.

     6.6 An Option granted to a Participant shall lapse upon the occurrence of the earliest of the following:

          (a) subject to (b) below, six months after the Bonus Date under the Sharesave Contract entered into in connection with the Option;

          (b) where the Participant dies before the Bonus Date, twelve months after the date of death, and where the Participant dies in the period of six months after the Bonus Date, twelve after the Bonus Date;

          (c)  the expiry of any of the six month periods specified in Rule 6.3
               (a) to (d), save that if at the time any of such applicable periods expire, time is running under the twelve month periods specified in Rule 6.2, the Option shall not lapse by reason of this rule 6.6 until the expiry of the relevant twelve month period in Rule 6.2;

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


          (d) the expiry of any of the period specified in Rules 7.3 to 7.5, save where an Option is released in consideration of the grant of a New Option over New Shares in the Acquiring Company (during one of the periods specified in Rules 7.3 and 7.4) pursuant to Rule 7.6;

          (e) the Participant ceasing to hold any office or employment with a Participating Company or any Associated Company or any company of which the company has control howsoever that cessation occurs whether lawful or unlawful for any reason other than those specified in Rule 6.3 or as a result of his death;

          (f) subject to Rule 7.5, the passing of an effective resolution, or the making of an order by the court, for the winding-up of the Company;

          (g) the Participant being deprived (otherwise than on death) of the legal or beneficial ownership of the Option by operation of law, or doing anything or omitting to do anything which causes him to be so deprived or become bankrupt; and

          (h) before an Option has become capable of being exercised, the Participant giving notice that he intends to stop paying Monthly Contributions, or being deemed under the terms of the Sharesave Contract to have given such notice by making an application for Repayment of the Monthly Contributions.

7.   TAKEOVER, RECONSTRUCTIONS AND AMALGAMATION, AND LIQUIDATION

     7.1 If any person obtains Control of the Company as a result of making an offer to acquire Shares which is either unconditional or is made on a condition such that if it is satisfied the person making the offer will have Control of the Company, Option may be exercised within six months of the time when the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied or waived.

     7.2 For the purpose of Rule 7.1 a person shall be deemed to have obtained Control of the Company if he and others acting in concert with him have together obtained Control of it.

     7.3 If any person becomes bound or entitled to acquire Shares under sections 428 to 430F of the Companies Act 1985 an Option may be exercised at any time when that person remains so bound or entitled.

     7.4 If, under section 425 of the Companies Act 1985 the court sanctions a compromise or arrangement proposed for the purposes of, or in connection with, a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, an Option may be exercised within six months of the court sanctioning the compromise or arrangement.

                                                                              11

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     7.5  If a resolution for the voluntary winding-up of the Company is passed, an Option may be exercised within two months from the date of the passing of the resolution.

     7.6  If any company ('the Acquiring Company'):

          (a)  obtains Control of the Company as a result of making:

               (i) a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied the Acquiring Company will have Control of the Company; or

               (ii) a general offer to acquire all the shares in the Company which are of the same class as the Shares which may be acquired by the exercise of Options,

               in either case ignoring any Shares which are already owned by it or a member of the same group of companies; or

          (b) obtains control of the Company in pursuance of a compromise or arrangement sanctioned by the court under section 425 of the Companies Action 1985; or

          (c) becomes bound or entitled to acquire shares under sections 428 to 430F of the Companies Act 1985,

          any Participant may at any time within the Appropriate Period, by agreement with the Acquiring Company, release any Option which has not lapsed ("the Old Option") in consideration of the grant to him of an option ("the New Option") which (for the purposes of paragraph 15 of Schedule 9 to the Taxes Act) is equivalent to the Old Option but relates to shares in a different company (whether the Acquiring Company itself or some other company falling within paragraph 10(b) or
          (c) of Schedule 9 to the Taxes Act).

     7.7 The New Option shall not be regarded for the purposes of Rule 7.6 as equivalent to the Old Option unless the conditions set out in paragraph 15(3) of Schedule 9 to the Taxes Act are satisfied, but so that the provisions of the Scheme shall be construed as if:

          (a) the New Option were granted under the Scheme at the same time as the Old Option;

          (b) except for the purposes of the definitions of "Participating Company" and "Subsidiary" in Rule 1, the reference to Circle International Group Inc in the definition of "the Company" in Rule 1 were a reference to the different company mentioned in Rule 7.6;

          (c)  Rules 12.1 and 12.2 were omitted.

8.   MANNER OF EXERCISE

     8.1 An Option may only be exercised during the periods specified in Rules 6 and 7, and only with monies not exceeding the amount of the Repayment under the Sharesave Contract entered into in connection therewith as at the date of such exercise. For this purpose, no account shall be taken of such part (if any) of the Repayment of any Monthly Contribution, the due date for the repayment of which under the Sharesave Contract arises after the date of the Repayment.

     8.2 Exercise shall be by the delivery to the Secretary of the Company or its duly appointed agent, of an option certificate covering the Shares over which the Option is to be exercised, with the notice of exercise in the prescribed form duly completed and signed by the Participant (or by his duly authorised agent) together with any remittance for the Exercise Price payable, or authority to the Company to withdraw and apply monies equal to the Exercise Price payable, or authority to the Company to withdraw and apply monies equal to the Exercise Price from the Sharesave Contract, to acquire the Shares over which the Option is to be exercised. The effective date of exercise shall be the date of delivery of the notice of exercise.

9.   ISSUE OR TRANSFER OF SHARES

     9.1 Shares to be issued pursuant to the exercise of an Option shall be allotted within 28 days following the effective date of exercise of the Option.

     9.2 The Board shall procure the transfer of Shares to be transferred pursuant to the exercise of an Option within 28 days following the effective date of exercise of the Option.

     9.3 Shares to be issued pursuant to the Scheme will rank pari passu in all respects with the Shares then in issue, except that they will not rank for any rights attaching to shares by reference to a record date preceding the date of exercise.

     9.4 Shares to be transferred pursuant to the Scheme will be transferred free of all liens, charges and encumbrances and together with all rights attaching thereto, except they will not rank for any rights attaching to Shares by reference to a record date preceding the date of exercise.

     9.5 If, and so long as, the Shares are listed on the London Stock Exchange, the Company shall apply for a listing for any Shares issued pursuant to the Scheme as soon as practicable after the allotment thereof.

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10.  ADJUSTMENTS

     10.1 The number of Shares over which an Option is granted and the Option Price thereof shall be adjusted in such manner as the Option Committee shall determine following any capitalisation issue, rights issue, subdivision, consolidation or reduction of share capital of the Company or any other variation of share capital to the intent that (as nearly as many be without involving fractions of a Share or an Option Price calculated to more than two decimal places) the Exercise Price payable in respect of an Option shall remain unchanged, provided that no adjustment made pursuant to this Rule 10.1 shall be made without the prior approval of the Inland Revenue).

     10.2 Subject to Rule 10.3, an adjustment may be made under Rule 10.1 which would have the effect of reducing the Option Price of unissued Shares to less than the nominal value of a Share, but only if, and to the extent that, the Board shall be authorised to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the Shares in respect of which the Option is exercisable exceeds the adjusted Exercise Price, and so that on exercise of any Option in respect of which the Option Price has been reduced, the Option Committee shall capitalise and apply such sum (if any) as is necessary to pay up the amount by which the aggregate nominal value of the Shares in respect of which the Option is exercised exceeds the Exercise Price for such Shares.

     10.3 Where an Option subsists over both issued and unissued Shares, an adjustment permitted by Rules 10.2 may only be made if the reduction of the Option Price of both the issued and unissued Shares can be made to the same extent.

     10.4 The Option Committee may take such steps as it may consider necessary to notify Participants of any adjustments made under this Rule 10 and to call in, cancel, endorse, issue or reissue an Option certificate consequent upon such adjustment.

11.  ADMINISTRATION

     11.1 Any notice or other communication made under, or in connection with, the Scheme may be given by personal delivery or by sending the same by post, in the case of a company to its registered office and in the case of an individual to his last known address, or, where he is a director or employee of the Company or an Associated Company, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment, and where a notice or other communication is given by first-class post, it shall be deemed to have been received 48 hours after it was put into the post properly addressed and stamped.

     11.2 The Company may distribute to Participants copies of any notice or document normally sent by the Company to the holders of Shares.

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     11.3 If any option certificate shall be worn out, defaced or lost, it may be replaced on such evidence being provided as the Board may require.

     11.4 The Company shall at all times keep available for allotment unissued Shares at least sufficient to satisfy all Options under which Shares may be subscribed or procure that sufficient Shares are available for transfer to satisfy all Options under which Shares may be acquired.

     11.5 The decision of the Option Committee in any dispute relating to an Option or the due exercise thereof or any other matter in respect of the Scheme shall be final and conclusive.

     11.6 The costs of introducing and administering the Scheme shall be borne by the Company.

12.  ALTERATIONS

     12.1 Subject to the provisions of this Rule 12, the Option Committee may at any time alter or add to all or any of the provisions of the Scheme in any respect except that no such alteration or addition shall take effect until approved by the Inland Revenue.

     12.2 No alteration or addition to the advantage of present or future Option Holders shall be made without prior approval by ordinary resolution of the members of the Company in general meeting to any of the provisions of the Scheme as related to:

          (i)    the persons to whom Options may be granted;

          (ii)   limitations on the grant of Options;

          (iii) the determination of the price at which Shares may be acquired by the exercise of Options;

          (iv)   the adjustment of Options;

          (v)    the restrictions on the exercise of Options;

          (vi) the rights to be attached upon their issue to Shares issued upon the exercise of Options;

          (vii)  the rights of Participants on the winding up of the company;

          (viii) the transferability of Options; and

          (ix)   the terms of this Rule 12.

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     12.3 Shareholder approval shall not be required for any alteration or addition which is necessary or desirable in order to:

          (i)    obtain or maintain Inland Revenue approval of the Scheme under
                 Schedule 9 to the Taxes Act or any other enactment; or

          (ii) comply with or take account of the provisions of any proposes or existing legislation, or to take advantage of any changes to the legislation; or

          (iii) obtain or maintain favourable taxation treatment of the Company, and Subsidiary or any Option Holder.

     This exception does not apply to any alteration or addition to the definition of "Option Price" and the limits in Rule 5.

13.  GENERAL

     13.1 The Scheme shall terminate upon the tenth anniversary of its adoption by the Company in general meeting or at any earlier time by the passing of a resolution by the Board or an ordinary resolution of the Company in general meeting. Termination of the Scheme shall be without prejudice to the subsisting rights of Participants.

     13.2 The Company and any Subsidiary of the Company may provide money to the trustees of any trust or any other person to enable them or him to acquire Shares to be held for the purposes of the Scheme, or enter into any guarantee or indemnity for these purposes, to the extent permitted by section 153 of the Companies Act 1985, provided that any trust deed to be made for this purpose shall, at a time when the Scheme is approved by the Inland Revenue under Schedule 9 to the Taxes Act, have previously been submitted to the Inland Revenue.

     13.3 The rights and obligations of any individual under the terms of his office or employment with the Company, a Participating Company, a Subsidiary of the Company, or an Associated Company shall not be affected by his participation in the Scheme or any right which he may have to participate therein, and an individual who participates therein shall waive all and any rights to compensation or damages in consequence of the termination of his office or employment with any such company for any reason whatsoever insofar as those rights arise, or may arise, from his ceasing to have rights under or be entitled to exercise any Option under the Scheme as a result of such termination, or from the loss or diminution in value of such rights or entitlements.

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

     13.4 Notwithstanding any other provision of the Scheme the Board may amend or add to the provisions of the Scheme and the terms of Options as they consider necessary or desirable to take account of or to mitigate or to comply with relevant overseas taxation, securities or exchange control laws provided that the terms of Options granted under this Scheme are not more favourable than the terms of options granted to other Eligible Employees.

     13.5 These Rules shall be governed by and construed in accordance with English law.

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